CONSULTING AGREEMENT - ECM

This Consulting Agreement is by and between Indigo-Energy, Inc., (IEI), a Nevada Corporation located at 701 N. Green Valley Pkwy, Suite 200, Henderson, NV 89074, and Everett Miller, an Individual located at 701 Rt. 73 South, Suite 410, Marlton, NJ 08053 (ECM), collectively referred to as “The Parties.”

WHEREAS, JET is a developer of energy related properties, and

WHEREAS, ECM has various connections, networking contacts, and experience in the development of financial related properties, financial market development, and business strategic planning.

NOW, THEREFORE, in consideration of the mutual covenants provided herein, the Parties agree as follows:

Services.

ECM will perform ongoing duties under the direction of JET’s President under the following parameters:

1.	Provide consulting services and support for business development of the JET family of energy related properties.

2.	Assist in development of the JET Strategic Marketing and Business Plan.

3.	Develop opportunities for both short and long term funding for lET.

4.	Handle other duties as assigned by TEl’s management.

Compensation. TEl shall compensate ECM for these services as follows:

1.	Reimbursement for all approved business-related expenses.

2.
Further, ECM or its assigns shall receive two million five-hundred thousand (2,500,000) non-qualified stock options in JET, said options are to be part of the JET Stock Option Plan of 2007, and have an option price of $.25 per share, approximately double the current market price. Said options are to be issued within 30 days pf signing of this Agreement.

Independent Contractor and No Agency Relationship. ECM shall be compensated as an independent contractor with no employee relationship or agency and principal relationship and shall thereby be responsible for all its own taxes, insurance, licenses and fees and expenses related to its business and this Agreement.

Termination. Either party may terminate this relationship, without cause, after the initial term of the Agreement, with thirty (30) days notice to the other, provided all compensation is current.

Governing Law. This Agreement is being executed under and will be governed by the laws of the State of Nevada.

Term. The term of this Agreement is three months commencing January 1, 2008.

IN WITNESS THEREOF, the Parties have executed this Agreement effective as of the date signed below.

For Indigo-Energy, Inc.

Steven P. Durdin, President Date

For Everett C. Miller,

Everett C. Miller, an individual Date